EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-4) of Meadowbrook Insurance Group, Inc. for the registration of 1,921,074 shares of its common stock of the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-150186) and related Proxy Statement-Prospectus of Meadowbrook Insurance Group, Inc. for the registration of 19,333,993 shares of its common stock, and to the incorporation by reference therein of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedules of Meadowbrook Insurance Group, Inc., and the effectiveness of internal control over financial reporting of Meadowbrook Insurance Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Detroit, Michigan
July 23, 2008